Quest Resource Holding Corporation Acquires Asset-Light Waste Services Provider

The Colony, TX, November 10, 2021 - Quest Resource Holding Corporation (Nasdaq: QRHC) ("Quest"), a national leader in environmental waste and recycling services, announced today that it has acquired the assets of a Kentucky-based independent environmental services company.

The total consideration of the acquisition at close is $2.15 million, which will be paid in a combination of cash and deferred compensation. During the Trailing Twelve Month (TTM) period ending on June 30, 2021, the acquired assets, which mainly consist of customer contracts, are estimated to have produced approximately $0.4 million of operating income and EBITDA.

“This business has built strong customer loyalty and has a reputation for delivering high levels of customer service, which makes it a direct fit with our customer-first approach to evaluating acquisition opportunities,” said Quest President and Chief Executive Officer S. Ray Hatch. “Their customers will add incremental volume to our business, and we look forward to providing additional value and offering broader service capabilities to this client base.”

Use of Non-GAAP Financial Measure

This press release includes Adjusted EBITDA which is a non-GAAP financial measure. EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization. The Company believes this non-GAAP measure provides useful information to shareholders regarding the target business.

About Quest Resource Holding Corporation

Quest is a national provider of waste and recycling services that help businesses excel in achieving their environmental and sustainability goals and responsibilities. Quest delivers focused expertise across multiple industry sectors to build single-source, client-specific solutions that generate quantifiable business and sustainability results. Addressing a wide variety of waste streams and recyclables, Quest provides information and data that tracks and reports the environmental results of Quest’s services, gives actionable data to improve business operations, and enables Quest’s clients to excel in their business and sustainability responsibilities. For more information, visit www.qrhc.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include, but are not limited to, our belief in our ability maintain, or increase, the value proposition to acquired customers by leveraging the scale and scope of our services platform. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties, and actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including those discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2020. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Three Part Advisors, LLC - Joe Noyons • 817.778.8424

###